EXHIBIT 7.15

Execution Version

RECAPITALIZATION AGREEMENT

This RECAPITALIZATION AGREEMENT, dated as of March 7, 2011 (this “Agreement”), is by and among MoneyGram International, Inc., a Delaware corporation (the “Company”), the investors listed under the heading “THL Investors” on Exhibit A hereto (the “THL Investors”) and the investors listed under the heading “GS Investors” on Exhibit A hereto (the “GS Investors” and, together with the THL Investors, the “Investors”).

WHEREAS, the Company and certain of the Investors are each a party to that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008 (the “Purchase Agreement”), pursuant to which the Company and such Investors agreed to effect a recapitalization of the Company (the “Initial Recapitalization”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B Certificate of Designations”) relating to its Series B Participating Convertible Preferred Stock, par value $0.01 (the “Series B Preferred Stock”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B-1 Certificate of Designations”) relating to its Series B-1 Participating Convertible Preferred Stock, par value $0.01 (the “Series B-1 Preferred Stock”);

WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series D Certificate of Designations”) relating to its Series D Participating Convertible Preferred Stock, par value $0.01 (the “Series D Preferred Stock”);

WHEREAS, on March 25, 2008, the Company consummated the Initial Recapitalization pursuant to which (i) the THL Investors acquired, in the aggregate, 495,000 shares of Series B Preferred Stock, (ii) the GS Investors acquired, in the aggregate, 265,000 shares of Series B-1 Preferred Stock, (iii) the Company issued 7,500 shares of Series B-1 Preferred Stock to The Goldman Sachs Group, Inc., as directed by Goldman, Sachs & Co for its investment banking advisory fee, (iv) GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (together with GSMP Onshore and GSMP Offshore, the “GS Note Purchasers”) acquired $500.0 million of senior secured second lien notes due 2018 (the “Second Lien Notes”) issued by MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Worldwide”), pursuant to an Indenture, dated as of March 25, 2008 (the “Indenture”), by and among the Company, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent (the “Trustee”) and the Second Amended and Restated Note Purchase

Agreement, dated as of March 25, 2008, among Worldwide, the Company and the GS Note Purchasers;

WHEREAS, all of the shares of Series B Preferred Stock are held by the THL Investors;

WHEREAS, all of the shares of Series B-1 Preferred Stock are held by the GS Investors;

WHEREAS, each share of Series B Preferred Stock and each share of Series B-1 Preferred Stock pays a cash dividend at an annual rate of 10%, which rate, in the event such dividend is accrued, increases to 12.5% through March 25, 2013, and to 15% thereafter;

WHEREAS, each share of Series B Preferred Stock is convertible, at any time at the option of the holder thereof, into shares of common stock of the Company, par value $0.01 (“Common Stock”), at the price of $2.50 per share of Common Stock;

WHEREAS, each share of Series B-1 Preferred Stock is convertible, at any time for so long as it is held by a GS Investor, into shares of Series D Preferred Stock at the conversion price specified in the Series B-1 Certificate of Designations;

WHEREAS, in order to facilitate the simplification of the capital structure of the Company and for other good and valid business reasons, the parties hereto desire to enter into a transaction (the “Recapitalization”) pursuant to which (i) the THL Investors will convert all of the shares of Series B Preferred Stock into Common Stock in accordance with the Series B Certificate of Designations, (ii) the GS Investors will convert all of the shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations, (iii) the Series D Certificate of Designations will be amended as set forth on Annex A, (iv) the Company will pay each Investor cash in the amount equal to the dividends payable (at a 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date), and (v) as an inducement to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Preferred Stock Certificate of Designations and the Series B-1 Preferred Stock Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable;

WHEREAS, the parties hereto agree that the aggregate of the fair market value of the shares of Common Stock and Series D Preferred Stock and the amount of cash that the Investors shall receive pursuant to the Recapitalization is equal to the fair market value of the Series B Preferred Stock or Series B-1 Preferred Stock surrendered pursuant thereto;

WHEREAS, it is intended that this Agreement constitute a plan of reorganization of the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the transactions effected by each Investor pursuant to the Recapitalization collectively constitute an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code;

WHEREAS, concurrently with the execution of this Agreement, Worldwide, the GS Note Purchasers and the Trustee have entered into a consent agreement with respect to the Second Lien Notes held by the GS Investors on the terms and conditions set forth therein;

WHEREAS, a special committee of independent and disinterested directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), comprised of Ms. Ann Mather and Messrs. W. Bruce Turner, J. Coley Clark and Victor W. Dahir, has been formed to evaluate and negotiate the terms of the Recapitalization on behalf of the Company;

WHEREAS, the Special Committee has engaged J.P. Morgan Securities LLC as its independent financial advisor (“J.P. Morgan”), and the Special Committee has received a valuation letter of J.P. Morgan, dated the date of this Agreement, setting forth a range of values for Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein (the “J.P. Morgan Letter”);

WHEREAS, the Special Committee has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;

WHEREAS, the Special Committee unanimously approved the Recapitalization and has recommended the terms of the Recapitalization to the Board of Directors;

WHEREAS, the Board of Directors has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;

WHEREAS, the Board of Directors has approved the terms of the Recapitalization and resolved to recommend to the Company’s stockholders that the stockholders vote to approve the Recapitalization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
RECAPITALIZATION

Section 1.1 Conversion and Recapitalization.

(a) Effective as of the Closing Date (as defined below), and on the terms and subject to the conditions set forth in this Agreement, each of the THL Investors shall convert all of its shares of Series B Preferred Stock into the number of shares of Common Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B Certificate of Designations and shall, at the Closing (as defined below), deliver to the Company the certificate or certificates representing such Series B Preferred Stock.

(b) Effective as of the Closing Date, and on the terms and subject to the conditions set forth in this Agreement, each of the GS Investors shall convert all of its shares of Series B-1 Preferred Stock into the number of shares of Series D Preferred Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B-1 Certificate of Designations and shall, at the Closing, deliver to the Company the certificate or certificates representing such Series B-1 Preferred Stock.

(c) The Company, to the extent necessary, consents to the conversions set forth in Section 1.1(a) and Section 1.1(b) on the terms and subject to the conditions set forth in this Agreement.

(d) On the Closing Date, pursuant to the Recapitalization, the Company shall: (i) issue and deliver to each Investor a certificate or certificates representing the number of shares of Common Stock or Series D Preferred Stock, as applicable, issuable upon conversion of such shares (and, solely with respect to the Series B Preferred Stock, a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vi) of the Series B Certificate of Designations); (ii) pay each Investor cash by wire transfer of immediately available funds in the amount equal to the dividends payable (at the 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date); (iii) pay each Investor cash by wire transfer of immediately available funds in the amount set forth opposite such Investor’s name on Exhibit A hereto; and (iv) deliver to each Investor such additional shares of Common Stock or Series D Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto.

(e) Each of the actions set forth in this Section 1.1 shall be effected simultaneously.

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall diminish the Company’s rights to pay on the applicable Dividend Payment Date (as defined in the Series B Certificate of Designations and Series B-1 Certificate of Designations) any dividends with respect to the Series B Preferred Stock or Series B-1 Preferred Stock for quarterly dividend periods ending after the date hereof and prior to the Closing Date in cash in accordance with the Series B Certificate of Designations or Series B-1 Certificate of Designations, as applicable, in which case the number of shares of Common Stock or Series D Preferred Stock to be delivered at the Closing shall be reduced accordingly and the Investors will have the opportunity to review and confirm the accuracy of such reduction.

Section 1.2 Closing.  The closing of the Recapitalization (the “Closing”) shall take place as promptly as practicable, but in no event later than two business days, after the satisfaction or waiver of all of the conditions to Closing set forth in Article IV hereof (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction or waiver by the requisite parties of those conditions), at 10:00 am central time at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas, or at such other time or place as the Company and the Investors may agree in writing (the date of the Closing, the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors, as of the date hereof and on the Closing Date, as follows:

Section 2.1 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 760,000 shares of Series B Preferred Stock, of which 495,000 shares were issued and outstanding as of the date of this Agreement, (ii) 500,000 shares of Series B-1 Preferred Stock, of which 272,500 shares were issued and outstanding as of the date of this Agreement, (iii) 200,000 shares of Series D Preferred Stock, of which no shares were issued and outstanding as of the date of this Agreement, and (iv) 1,300,000,000 shares of Common Stock, of which 83,620,522 shares were issued and outstanding as of March 1, 2011. Except as set forth in this Section 2.2(a), there is no outstanding capital stock of the Company or any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of the Company, other than any outstanding employee stock options or director restricted stock units. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

(b) When issued and delivered pursuant to this Agreement, the Common Stock and Series D Preferred Stock to be issued in accordance with the terms of this Agreement will be duly authorized and validly issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(c) Except (A) for the rights granted pursuant to this Agreement or (B) as previously disclosed by the Company in any reports, schedules, forms, statements or other documents filed or furnished since January 1, 2009 (not including any documents incorporated by reference during such period), and publicly available on the EDGAR system of the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any of its subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries, other than any outstanding employee stock options or director restricted stock units.

Section 2.3 Authorization of Agreements, etc.

(a) The Company has the power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to perform its obligations under this Agreement.  The Special Committee and the Board of Directors have unanimously approved the Recapitalization.

(b) Each of (i) the execution and delivery by the Company of this Agreement and (ii) subject to the Stockholder Approval, the performance by the Company of its obligations hereunder, including the issuance and delivery of the Common Stock and Series D Preferred Stock to be issued hereunder, has been duly authorized by all requisite corporate action on the part of the Company.

Section 2.4 Validity.  This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 2.5 Governmental Approvals; Consents.  Subject to the accuracy of the representations and warranties of the Investors set forth in Article III and except for applicable filings, notices and approvals, if any, required by applicable federal, state and foreign laws and regulations or Governmental Authorities (as defined below) governing securities, and check and money order and money transmission businesses (including the filing with and clearance by the SEC of the Proxy Statement (as defined below)), no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental or regulatory agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company or the issuance and delivery of the Common Stock and Series D Preferred Stock, as applicable, to be issued hereunder to the Investors.

Section 2.6 No Conflicts. Except as disclosed on Schedule 2.6, neither the execution, delivery and performance by the Company of this Agreement and any documents ancillary hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof and thereof, will (A) violate or conflict with its certificate of incorporation or bylaws, (B) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which it may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (C) subject to receipt of the Stockholder Approval, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets; except, in the case of clauses (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

Section 2.7 Brokers and Finders. Except as disclosed on Schedule 2.7, neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

Section 2.8 J.P. Morgan Letter.  The Special Committee has received the J.P. Morgan Letter, setting forth a range of values for the Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein.  J.P. Morgan has not withdrawn the J.P. Morgan Letter, and J.P. Morgan has authorized the Company to include the J.P. Morgan Letter and/or references thereto in the Proxy Statement.  A correct and complete copy of the J.P. Morgan Letter has been delivered to the Investors (IT BEING ACKNOWLEDGED AND AGREED THAT SUCH J.P. MORGAN LETTER IS ADDRESSED SOLELY TO THE SPECIAL COMMITTEE AND IS INTENDED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONSIDERING THE RECAPITALIZATION).

ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENT OF THE INVESTORS

Each of the Investors, severally and not jointly, represents and warrants to and agrees with the Company as of the date hereof and on the Closing Date as follows:

Section 3.1 Organization.  Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership power (or the equivalent thereto) and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authorization.  Such Investor has the limited partnership power (or the equivalent thereto) and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance by such Investor of this Agreement and the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, by such Investor, have been duly authorized by all requisite action on the part of such Investor.

Section 3.3 Validity.  This Agreement has been duly executed and delivered by such Investor.  This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

Section 3.4 Purchase for Investment. Such Investor acknowledges that the Common Stock or Series D Preferred Stock, as applicable, to be issued to such Investor pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder or under any state securities laws. Such Investor (i) is acquiring the Common Stock or Series D Preferred Stock, as applicable, for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (ii) will not sell or otherwise dispose of any of the Common Stock or Series D Preferred Stock, as applicable, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock or Series D Preferred Stock, as applicable, and of making an informed investment decision and (iv) is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.  Such Investor has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, prospects of the Company and its subsidiaries and acknowledges that such Investor has been provided access to the personnel, properties, premises and records of the Company and its subsidiaries for such purposes.  In entering into this Agreement, such Investor has relied solely upon its own investigation and analysis and the specific representations and warranties of the Company set forth in Article II of this Agreement

Section 3.5 Governmental Approvals; Consents.  Except for (A) filings required by applicable federal and state securities laws and (B) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or any other third person or entity is or will be necessary by such Investor for the valid execution, delivery and performance of this Agreement or the acquisition of the Common Stock or Series D Preferred Stock, as applicable, to be issued hereunder.

Section 3.6 No Conflicts. Neither the execution, delivery and performance by such Investor of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Investor with any of the provisions thereof, will (A) violate or conflict with its certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of incorporation or bylaws, as applicable, (B) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other  instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B)  materially violate any statute, rule or regulation or, to the knowledge of any Investor, any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets, except in the case of clauses (B) and (C) for such violations, conflicts and breaches as would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

Section 3.7 Ownership of Shares.  Such Investor is the record and beneficial owner of the issued and outstanding Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (other than transfer restrictions imposed under applicable securities laws, by the Purchase Agreement and the Amended and Restated Shareholders Agreement, dated as of March 17, 2008, by and among the THL Investors and the GS Investors (the “Shareholders Agreement”)).

Section 3.8 Brokers and Finders.  No such Investor nor any of its affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.9 Proxy Statement Information.  None of the information supplied by such Investor in writing for inclusion in the Proxy Statement related to the Stockholder Meeting will, at the time such information is provided to the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to the Obligations of the Investors in connection with the Closing.  The respective obligations of each of the Investors to consummate the Recapitalization are subject to the satisfaction (or waiver by Investors holding, in the aggregate, at least 97% of the shares of Series B Preferred Stock (provided, however, that with respect to the conditions in the first sentence of Section 4.1(c) and Sections 4.1(e) and (f), such percentage shall be 100% of the shares of Series B Preferred Stock) and 100% of the Series B-1 Preferred Stock) of the following conditions at or prior to the Closing:

(a) Representations and Warranties to Be True and Correct.  The representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance.  The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Legal Proceedings.  On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization. There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

(d) Necessary Approvals.  All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained, and the Board of Directors shall not have modified or withdrawn the Recommendation (as defined herein).

(e) Stockholder Approval.  (i) The Recapitalization and all actions necessary to effectuate the Recapitalization that require approval by the Company’s stockholders under applicable law or requirements of a national securities exchange or any other matter that requires shareholder approval pursuant to this Agreement shall have been approved by  the affirmative vote of a majority of the outstanding shares of the Common Stock and Series B Preferred Stock (on an as-converted basis), voting as a single class, present in person or by proxy at the Stockholders’ Meeting, and (ii) the Recapitalization shall have been approved by the affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Stock or any other stock of the Company held by any Investor), present in person or by proxy at the Stockholders’ Meeting (such approvals, collectively, the “Stockholder Approval”).

(f) Listing on New York Stock Exchange; Registration.  At the Closing, the shares of Common Stock issued pursuant to this Agreement and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued pursuant to this Agreement (collectively, the “Shares”) shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”).  The Company shall have filed a pre-effective amendment to its registration statement on Form S-3 (the “Registration Statement”) such that the Registration Statement shall include the sale and resale of all of the Shares and the Series D Preferred Stock.

(g) Financing.  The Company shall have received such financing (the “Financing”) in an amount and on terms reasonably acceptable to Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) and the GS Investors in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, taken as a whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to THL Fund VI and the GS Investors.

(h) No Material Adverse Effect.  There has been no event, development, circumstance or occurrence since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(i) Closing of Other Investors.  Such other Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.

(j) Amendment to the Registration Rights Agreement. The Company shall have delivered an executed counterpart to the Registration Rights Amendments to the Investors.

Section 4.2 Conditions Precedent to the Obligations of the Company in Connection with the Closing.  The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee) of the following conditions at or prior to the Closing:

(a) Representations and Warranties to Be True and Correct.  The representations and warranties of each Investor contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of each Investor contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

(b) Performance.  Each Investor shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.

(c) Legal Proceedings.  On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization.  There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

(d) Necessary Approvals.  All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained.

(e) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(f) Listing on New York Stock Exchange.  At the Closing, the Shares shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE.

(g) Financing.  The Company shall have received Financing an amount and on terms reasonably acceptable to the Company in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, on the whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to the Company.

(h) Closing of Other Investors.  The Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.

(i) DTC Matters. The Company shall have received the consent of The Depository Trust Company, as the record holder of the Second Lien Notes, to the amendment to the Indenture as approved by the GS Note Purchasers as the beneficial holders of the Second Lien Notes (the “DTC Approval”).

(j) Amendment to the Registration Rights Agreement. The THL Investors and the GS Investors shall have delivered executed counterparts to the Registration Rights Amendments to the Company.

ARTICLE V
COVENANTS

Section 5.1 Proxy Statement.  As promptly as practicable after the date hereof, but in any event within 14 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, subject to the reasonable review and comment of the Investors and their counsel, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to furnish the information required, subject to the reasonable review and comment of the Investors and their counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five business days of receiving SEC clearance, to mail the proxy statement to the Company’s stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement and all related proxy materials subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) are herein referred to as the “Proxy Statement.”  Except to the extent otherwise determined by the Board of Directors in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the Recommendation.  The Investors shall as promptly as practicable provide the Company with all reasonable information concerning them which is reasonably necessary to be included in the Proxy Statement and shall as promptly as practicable correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect such that the information provided by the Investors for inclusion in the Proxy Statement will not, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law.

Section 5.2 Stockholder Approval.

(a) The Company shall either (i) include one or more proposals, that in the aggregate encompass the matters that are subject to the Stockholder Approval (collectively, the “Stockholder Approval Matters”), for the purpose of obtaining the Stockholder Approval at the annual meeting of the Company’s stockholders to be held in 2011 or (ii) take all action necessary in accordance with applicable law and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to take place as soon as reasonably possible following the date hereof for the purpose of obtaining the Stockholder Approval (such annual or special meeting, as applicable, the “Stockholders Meeting”).

(b) At the Stockholders Meeting, the Company shall present the Stockholder Approval Matters for the Stockholder Approval and the Investors entitled to vote on the Stockholder Approval Matters shall be present at the Stockholder Meeting in person or by proxy and will vote or cause to be voted all of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, held by it or its affiliates and entitled to vote on any Stockholder Approval Matter in favor of the approval of such Stockholder Approval Matter.

(c) The Board of Directors, acting on the recommendation of the Special Committee, shall, subject to its fiduciary duties under applicable law, recommend to the stockholders of the Company that they vote in favor of the approval of the Stockholder Approval Matters (the “Recommendation”).

Section 5.3 Shelf Registration Statement.  As promptly as practicable after the date hereof, the Company shall, at its sole expense, use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities necessary or advisable in order to include all shares of Series D Preferred Stock to be issued pursuant to this Agreement in the Company’s pending shelf registration statement on file with the SEC.  Upon receipt of the necessary approvals described in the preceding sentence (if any are needed), the Company shall as soon as practicable file a pre-effective amendment to the existing shelf registration statement to register the resale of the shares of Series D Preferred Stock to be issued pursuant to this Agreement (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), or will file a post-effective amendment to the existing shelf registration statement, or a new shelf registration statement, to register the resale of the Series D Preferred Stock (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), and in each case will use commercially reasonable efforts to cause any such shelf registration statement (either the existing shelf registration statement, the post-effective amendment to the shelf registration statement, or the new shelf registration statement) to become effective as soon as practicable.

Section 5.4 Other Agreements.

(a) Each of the Investors and the Company will cooperate and consult with the others and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities (and in the case of the Company, also third parties) necessary or advisable to consummate the transactions contemplated by this Agreement.  In particular, the Company will use commercially reasonable efforts to obtain the Financing, to receive the DTC Approval, to have the Registration Statement declared effective, and to have the Shares duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE.  The Company will use commercially reasonable efforts to keep the Registration Statement effective with the SEC at all times and to refile such Registration Statement upon its expiration, and to cooperate in any shelf take-down (including, without limitation, any firm commitment underwritten offering) by amending or supplementing the prospectus related to such Registration Statement as may reasonably be requested by an Investor who holds any Shares or

Series D Preferred Stock covered by such Registration Statement or as otherwise required, until such time as all Shares and shares of Series D Preferred Stock held by all Investors, as applicable, are freely transferable without restriction pursuant to Rule 144 promulgated under the Securities Act or any successor provision thereto or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied).  For the avoidance of doubt, registration of the Shares pursuant to this Agreement, shall be effected pursuant to the terms of the Registration Rights Agreement, dated as of March 25, 2008, by and between the Company and the Investors (the “Registration Rights Agreement”) and shall be considered a Demand Registration (as defined in the Registration Rights Agreement) thereunder other than for purposes of Section 2.1(d) thereof; provided that (A) in the event that there is conflict between the terms of this Agreement and those of the Registration Rights Agreement, the terms of this Agreement shall govern and (B) in order to request registration of a Partner Distribution (as defined in the Registration Rights Agreement), the Investors shall notify the Company of the distribution to, and resale by, any partners of the Investors as promptly as practicable, but in no event later than 5 business days following the date hereof.  Furthermore, nothing in this Agreement limits or qualifies the rights of any Investor pursuant to the Registration Rights Agreement.  For the avoidance of doubt, any Transfer (as defined in the Shareholders Agreement) of the Shares made in reliance on the Registration Statement referred to in this Section 5.4(a) shall be deemed to have been made pursuant to the Registration Rights Agreement for purposes of Section 4.1(b) of the Shareholders Agreement.

(b) The THL Investors and the Company shall, between the date hereof and the Closing Date, monitor market conditions to determine whether the Company or any THL Investor will be required to make a filing under the HSR Act in order that the consummation of the transactions contemplated hereby may be effected on the anticipated Closing Date.  In the event that any THL Investor determines that a filing under the HSR Act is required to be made by such Investor (the “Filing Investor”), which determination shall be made in a timeframe such that the filing and expiration or termination of any applicable waiting period under the HSR Act would not reasonably be expected to delay the anticipated Closing Date, (i) the Filing Investor shall notify the Company of such determination and (ii) the Filing Investor and the Company will use their commercially reasonable efforts to make all necessary filings and notifications with respect to, and obtain any necessary expiration or termination of any applicable waiting period under, the HSR Act.

(c) Each THL Investor and each GS Investor, as applicable, hereby consents to the amendments to the Company’s certificate of incorporation, Series B Certificate of Designations, Series B-1 Certificate of Designations and Series D Certificate of Designations set forth on Schedule 5.4 and agrees to execute and deliver such other documents as may be necessary to effect such amendments as requested by the Company.

(d) Each THL Investor and each GS Investor agrees to use its commercially reasonable efforts to cause each other THL Investor or GS Investor, respectively, to consummate the transactions contemplated by this Agreement.

(e) Each GS Investor hereby agrees that, effective as of the Closing, all rights of such GS Investor to designate a director to serve on the Board of Directors shall terminate and be of no further force and effect. Each Investor hereby agrees to take any such actions as may be reasonably necessary to effect the foregoing, including, without limitation, consenting to any amendments to the Company’s certificate of incorporation relating thereto to the extent the consent of such Investor is required.  For the avoidance of doubt, such termination shall not decrease the number of Board Representatives (as defined in the Purchase Agreement) THL (as defined in the Purchase Agreement) has the right to designate pursuant to the Purchase Agreement, and the total number of votes to which the Board Representatives are entitled pursuant to the Purchase Agreement shall continue to be proportionate to the Investors’ (as defined in the Purchase Agreement) Common Stock ownership, calculated on a fully-converted basis.

(f) The parties agree to treat the transactions effected pursuant to the Recapitalization collectively as an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code to which, in the case of the Investors, Section 354 and 356 of the Code apply, and not to take a position inconsistent with such treatment.

(g) Prior to February 28, 2012, the Company will provide the Investors with such information with respect to the earnings and profits of the Company for periods ending on or prior to December 31, 2011 (as determined for federal income tax purposes) as the Investors shall request.

(h) In connection with any sale, transfer or other disposition of any shares of Series D Preferred Stock by the GS Investors (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock), the Company and the GS Investors agree to use their respective commercially reasonable efforts to take actions reasonably necessary and reasonably requested by the other consistent with the Series D Certificate of Designations, or any underwriter engaged in connection with such sale, transfer or disposition, in order to consummate such sale, transfer or disposition by the GS Investors in accordance with the Series D Certificate of Designations (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock, including to the extent such potential sale, transfer or disposition is pursuant to a public offering, the Company agreeing to sell shares of Common Stock in such public offering and using the net proceeds from such sale to purchase shares of Series D Preferred Stock from the GS Investors, but only to the extent that the underwriter in such public offering advises the Company and the GS Investors that such structure is reasonably necessary for such underwriter to consummate the proposed public offering, it being understood that the Company’s obligations to take any action contemplated by this parenthetical shall be subject to the Company’s contractual limitations or restrictions, provided that the Company shall be required to use reasonable efforts to obtain a waiver or an amendment of such contractual limitations or restrictions), in each case, at the sole cost of the GS Investors selling, transferring or disposing of such shares (other than for any fees and expenses that are required to be paid or reimbursed by the Company pursuant to the Registration Rights Agreement).

(i) The Company, the GS Investors and THL Investors hereby amend, effective as of and subject to the Closing, the Registration Rights Agreement such that (i) the number of “Demand Registrations” (as defined in the Registration Rights Agreement) to be provided pursuant to Section 2.1 of the Registration Rights Agreement shall be increased from five (5) Demand Registrations to six (6) Demand Registrations and (ii) the terms “Registrable Securities”

(as defined in the Registration Rights Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement (such amendments, the “Registration Rights Amendments”), and the Company, the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.

(j) The GS Investors and the THL Investors hereby amend, effective as of and subject to the Closing, the Shareholders Agreement, such that (i) the GS Parties (as defined in the Shareholders Agreement) shall be entitled to exercise two of the six Demand Registrations provided pursuant to the Registration Rights Agreement, (ii) the term “Securities” (as defined in the Shareholders Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement and (iii) at the start of the day on the nine (9) month anniversary of the Closing Date, SPCP Group, LLC shall cease to be a party to the Shareholders Agreement without any further action or formality on the part of any party thereto and the Shareholders Agreement shall be deemed amended accordingly on such date, and the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.

(k) The amendments referred to in Section 5.4(i) and 5.4(j) hereof are without limitation upon, and do not qualify or detract from, the obligations of the Company pursuant to Section 5.3 and 5.4(a) hereof or the obligations of the Investors pursuant to Section 5.4(d) hereof.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Restrictive Legends.

(a) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of capital stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO A PRIVATE TRANSACTION SET FORTH IN SECTION 4.5 OF THAT CERTAIN AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF MARCH 17, 2008 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES NAMED THEREIN. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE ISSUER.  FOR THE AVOIDANCE OF DOUBT, SUCH RESTRICTIONS DO NOT CREATE ANY LIMITATIONS OR OTHERWISE AFFECT IN ANY MANNER ANY TRANSACTION THAT IS NOT A PRIVATE TRANSACTION.  FOR EXAMPLE, SUCH RESRICTIONS DO NOT APPLY TO ANY RESALE PURSUANT TO A REGISTRATION STATEMENT.”

A stock certificate for any such securities issued to transferee of any such certificate shall not contain such legend unless the transferee is an affiliate of an Investor.  In addition, upon request of an Investor, the above legend shall be removed upon the expiration of the applicable transfer restrictions set forth in the Purchase Agreement.

(b) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of Common Stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be also stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

Upon request of an Investor holding Common Stock or Series D Preferred Stock issued in connection with this Agreement and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the above legend is no longer required under applicable securities laws, the Company shall promptly cause the above legend to be removed from any certificate for any Common Stock or Series D Preferred Stock so to be transferred.

Section 6.2 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by written agreement of the Company (with the approval of the Special Committee),  the THL Investors and the GS Investors;

(ii) by the Company, the THL Investors or the GS Investors if the Closing shall not have been consummated on or before the date 180 days after the date of this Agreement; provided, that, the right to terminate this Agreement pursuant to this Section 6.2(a)(ii) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur prior to the date that is 180 days after the date of this Agreement; or

(iii) by the Company, the THL Investors or the GS Investors if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

(b) The party desiring to terminate this Agreement pursuant to Section 6.2(a)(ii) or (iii) hereof shall promptly give notice of such termination to the other party.

(c) If this Agreement is terminated as permitted by this Section 6.2, this Agreement shall be void and have no effect, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful and material failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful and material failure of any party to perform a covenant of such party in this Agreement or (iii) willful and material breach by any party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such willful and material failure or breach; provided further, that, under no circumstances shall any Investor have any liability to any other Investor under this Section 6.2(c). The provisions of this Article VI shall survive any termination hereof pursuant to this Section 6.2.  Notwithstanding any other provision of this Agreement, no party shall be liable to any other party for any indirect, consequential, special, incidental or punitive damages.

Section 6.3 Survival. Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing, and, except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

Section 6.4 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

Section 6.5 Waiver; Remedies Cumulative. The conditions to each party’s obligation to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.   No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege, nor will any waiver of any right, power or privilege operate to waive any other subsequent right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.6 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.7 Governing Law; Jurisdiction. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to its conflicts of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

Section 6.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to any other party or parties will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to the Company, to:

MoneyGram International, Inc.
2828 N. Harwood St., 15th Floor
Dallas, Texas
Fax: 214-451-6921
Attn: Chief Executive Officer

and

Special Committee of the Board of Directors
c/o W. Bruce Turner
1185 North Main Road
Jamestown, RI 02835
Fax: 401-423-9919

with copies to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas  75201
Fax: (214) 999-7857
Attn:  Alan J. Bogdanow

Jones Day
2727 North Harwood Street
Dallas, Texas  75201-1515
Fax: (214) 969-5100
Attn: Mark E. Betzen

if to the THL Investors to:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Fax: (617) 227-3514
Attn: Thomas M. Hagerty
Seth W. Lawry
Scott L. Jaeckel

with a copies to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Fax: (617) 772-8333
Attn: James Westra, Esq.

Cleary, Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY  10006
Fax: (212) 225-3999
Attn: John Palenberg

if to the GS Investors to:

c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Fax: (212) 357-5505
Attn:   Edward Pallesen
Bradley Gross

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Fax: (212) 859-4000
Attn:    Robert Schwenkel, Esq.
David Shaw, Esq.

Section 6.10 Press Releases and Public Announcements.  All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and the Investors except to the extent such disclosure is reasonably believed by the Company or the Investors following consultation with counsel to be required by law or by regulation (including any applicable exchange); provided that prior to making any such required disclosure the disclosing party shall use its commercially reasonable efforts to consult with the Company or the Investors, as applicable.

Section 6.11 Entire Agreement, Etc. This Agreement (including any Exhibits and Schedules hereto), the Purchase Agreement (including any Exhibits and Schedules thereto) and the management rights letters dated as of March 25, 2008 between Investors and the Company constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and no party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the prior written consent of each other party to this Agreement (any attempted assignment in contravention hereof being null and void).

Section 6.12 Captions; Drafting. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 6.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of an Investor, any benefit right or remedies.

Section 6.14 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, the Company and each of the respective Investors, severally and not jointly, acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this

Agreement including the right to seek damages for a material breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.  Nothing in this Section 6.14 shall be deemed to limit or vitiate the exercise by any Investor of discretion or judgment to the extent that the performance hereunder by such Investor is expressly subject to discretion or judgment.

Section 6.15 Expenses.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Investors in connection with or arising out of the due diligence, negotiation, documentation and consummation of the Recapitalization, including, without limitation, any costs and expenses incurred in connection with any legal proceedings arising out of or relating to the transactions contemplated hereunder and any fees and expenses associated with filings required by the HSR Act in connection with the transactions contemplated hereunder.  The Company shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transactions contemplated hereunder.

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IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.

COMPANY:

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

[signature page to the Recapitalization Agreement]

THL INVESTORS:

THOMAS H. LEE EQUITY FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC, its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner

By:
Name:
	Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC, its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner

By:
Name:
	Title:	Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC, its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner

By:
Name:
	Title:	Managing Director

[signature page to the Recapitalization Agreement]

GREAT WEST INVESTORS L.P.

By	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:
Name:
	Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC

By	PUTNAM INVESTMENTS HOLDINGS, LLC its managing member
By	PUTNAM INVESTMENTS, LLC its managing member
By	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:
Name:
	Title:	Managing Director

THL COINVESTMENT PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner
By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:
Name:
	Title:	Managing Director

[signature page to the Recapitalization Agreement]

THL OPERATING PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner
By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:
Name:
	Title:	Managing Director

THL EQUITY FUND VI INVESTORS
(MONEYGRAM), LLC

By: THL EQUITY ADVISORS VI, LLC,
       its general partner
By: THOMAS H. LEE PARTNERS, L.P.,
       its sole member
By: THOMAS H. LEE ADVISORS, LLC,
       its general partner

By:
Name:
	Title:	Managing Director

SPCP GROUP, LLC By: Silver Point Capital, L.P. Its Investment Manager

By:
Name:
	Title:	Authorized Signatory

[signature page to the Recapitalization Agreement]

GS INVESTORS:

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:

GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI Advisors, L.L.C.
its General Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI Offshore Advisors, L.L.C.
its General Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI GmbH & Co. KG
By: GS Advisors VI, L.L.C.
its Managing Limited Partner

By:
Name:
Title:

[signature page to the Recapitalization Agreement]

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS Advisors VI, L.L.C.
its General Partner

By:
Name:
Title:

GSMP V ONSHORE US, LTD.

By:
Name:
Title:

GSMP V OFFSHORE US, LTD.

By:
Name:
Title:

GSMP V INSTITUTIONAL US, LTD.

By:
Name:
Title:

[signature page to the Recapitalization Agreement]

Exhibit A1

Investor	Series B Preferred Stock Currently Held	Series B-1 Preferred Stock Currently Held	Common Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is before June 24, 2011	Common Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is on or after June 24, 2011	Series D Preferred Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is before June 24, 2011	Series D Preferred Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is on or after June 24, 2011	Additional Common Stock to be Received at Closing per Section 1.1(d)(iv)	Additional Series D Preferred Stock to be Received at Closing per Section 1.1(d)(iv)	Cash to be Received at Closing per Section 1.1(d)(iii)
THL INVESTORS:
THOMAS H. LEE EQUITY FUND VI, L.P.	267,106.40	-0-	154,564,687	159,315,651	-0-	-0-	15,196,933	-0-	75,984,664.51
THOMAS H. LEE PARALLEL FUND VI, L.P.	180,870.24	-0-	104,662,983	107,880,083	-0-	-0-	10,290,554	-0-	51,452,772.14
THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.	31,594.40	-0-	18,282,522	18,844,485	-0-	-0-	1,797,553	-0-	$8,987,766.34
THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC	1,000	-0-	578,663	596,450	-0-	-0-	56,895	-0-	$284,473.40
THL COINVESTMENT PARTNERS, L.P.	762.98	-0-	441,507	455,078	-0-	-0-	43,409	-0-	$217,046.94
THL OPERATING PARTNERS, L.P.	940.00	-0-	543,944	560,663	-0-	-0-	53,481	-0-	$267,404.99
GREAT-WEST INVESTORS, L.P.	1,363.26	-0-	788,867	813,115	-0-	-0-	77,562	-0-	$387,810.35
PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC	1,362.73	-0-	788,560	812,799	-0-	-0-	77,532	-0-	$387,659.58
SPCP GROUP, LLC	10,000.00	-0-	5,786,634	5,964,502	-0-	-0-	568,947	-0-	$2,844,733.98

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1 This Exhibit A is subject in all respects to Section 1.1(f) of the Agreement.

Exhibit A

Investor	Series B Preferred Stock Currently Held	Series B-1 Preferred Stock Currently Held	Common Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is before June 24, 2011	Common Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is on or after June 24, 2011	Series D Preferred Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is before June 24, 2011	Series D Preferred Stock to be Received at Closing per Section 1.1(d)(i) if Closing Date is on or after June 24, 2011	Additional Common Stock to be Received at Closing per Section 1.1(d)(iv)	Additional Series D Preferred Stock to be Received at Closing per Section 1.1(d)(iv)	Cash to be Received at Closing per Section 1.1(d)(iii)
GS INVESTORS:
THE GOLDMAN SACHS GROUP, INC.	-0-	7,500.00	-0-	-0-	4,339.9753	4,473.3761	-0-	426.710	$2,133,550.49
GS CAPITAL PARTNERS VI FUND, L.P.	-0-	98,959.63	-0-	-0-	57,264.3116	59,024.4851	-0-	5,630.276	$28,151,381.69
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.	-0-	82,311.14	-0-	-0-	47,630.4385	49,094.4889	-0-	4,683.066	$23,415,328.31
GS CAPITAL PARTNERS VI GMBH & CO. KG	-0-	3,517.03	-0-	-0-	2,035.1741	2,097.7307	-0-	200.100	$1,000,500.34
GS CAPITAL PARTNERS VI PARALLEL, L.P.	-0-	27,212.21	-0-	-0-	15,746.7096	16,230.7274	-0-	1,548.230	$7,741,150.14
GSMP V OFFSHORE US, LTD.	-0-	30,562.55	-0-	-0-	17,685.4293	18,229.0388	-0-	1,738.847	$8,694,233.03
GSMP V ONSHORE US, LTD.	-0-	20,454.47	-0-	-0-	11,836.2542	12,200.0735	-0-	1,163.751	$5,818,753.45
GSMP V INSTITUTIONAL US, LTD.	-0-	1,982.98	-0-	-0-	1,147.4750	1,182.7457	-0-	112.821	$564,103.64

Exhibit A